Exhibit 99.1

VeriChip Corporation Completes Acquisition of Steel Vault Corporation

Corporation to Be Named PositiveID, better reflecting the focus on developing rapid virus detection system for the H1N1 virus and glucose-sensing RFID microchip

DELRAY BEACH, FL – November 10, 2009 — VeriChip Corporation (NASDAQ:CHIP) (“VeriChip”), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, and Steel Vault Corporation (OTCBB: SVUL) (“Steel Vault”), a premier provider of identity security products and services, announced today that VeriChip has completed its acquisition of Steel Vault to provide unique health and security identification tools to protect consumers and businesses. In conjunction with the merger, VeriChip has changed its name to PositiveID (“PositiveID” or the “Company”).

PositiveID represents the convergence of a pioneer in personal health records and the first and only FDA-cleared implantable microchip for patient identification, VeriChip, with a leader in the identity security space, Steel Vault, focused on access and security of consumers’ critical data.

PositiveID will initially operate primarily in two areas: HealthID and ID Security. HealthID will focus on bringing innovative health solutions to consumers and businesses based on the Company’s intellectual property, specifically a rapid virus detection system for the H1N1 virus and other forms of pandemic viruses, and an in vivo glucose-sensing RFID microchip, both of which are currently under development with partner RECEPTORS LLC. The Company will also offer its Health Link personal health record to help consumers manage their health records online. Through its ID Security segment, the Company will offer identity theft protection and related services including credit monitoring and reporting through its NationalCreditReport.com website.

Under terms of the agreement and plan of reorganization, Steel Vault stockholders will receive 0.5 shares of VeriChip common stock for every share of Steel Vault common stock held. The outstanding stock options and warrants of Steel Vault will also be converted at the same ratio. No fractional shares of VeriChip common stock will be issued in connection with the proposed merger. Instead, VeriChip will make a cash payment to each Steel Vault stockholder who would otherwise receive a fractional share. This merger is a stock–for–stock transaction, and is expected to be a tax free exchange.

Commenting on the transaction, Scott R. Silverman, Chairman and CEO of PositiveID, stated, “In joining these two companies, we believe we are better positioned to accelerate the development of our exciting diagnostic and sensor applications such as glucose-sensing, as well as our rapid virus detection system for the H1N1 virus and other pandemic viruses. By moving beyond the original patient identification application of our implantable RFID microchip technology, we believe that we will be able to get high-value products to market faster with a more efficient use of capital.”

Silverman continued, “From a financial standpoint, we believe the merger has made us stronger by eliminating the duplicative costs of running two public companies. Furthermore, we are fully-funded to develop the glucose-sensing microchip and the rapid virus detection system and have no debt.”

About PositiveID Corporation
PositiveID Corporation provides identification technologies and tools to protect consumers and businesses. PositiveID operates in two main divisions, its HealthID business and its ID Security business. For more information on PositiveID, please visit www.positiveidcorp.com.

Forward Looking Statements

Statements about the Company’s future expectations, including its ability to provide unique health and security identification tools to protect consumers and businesses, its ability to successfully develop and market an in vivo glucose-sensing RFID microchip and a rapid virus detection system for the H1N1 virus and other pandemic viruses, its ability to offer its Health Link personal health record to help consumers manage their records online and identity theft protection through its NationalCreditReport.com website, the belief that the Company is better positioned to accelerate the development of its diagnostic and sensor applications such as glucose-sensing, the belief that the Company will be able to get high-value products to market faster with a more efficient use of capital, the belief that the merger and formation of the Company has made it stronger from a financial standpoint by eliminating duplicative costs, the belief that it is fully-funded to develop an in vivo glucose-sensing RFID microchip and rapid virus detection system for the H1N1 virus, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. These risks and uncertainties include the Company’s ability to successfully develop and commercialize the Health Link personal health record, in vivo glucose-sensing microchip and rapid virus detection system (its “Technologies”), its ability to fund the continued development of its Technologies, the Company’s and RECEPTORS’ ability to develop its Technologies, the validity, scope and enforceability of the Company’s patents and those related to its Technologies, the protection afforded by the Company’s patents and those related to its Technologies, government regulations relating to its Technologies, the Company’s ability to fund the continued development of its Technologies, the timing and success of submission, acceptance and approval of required regulatory filings, the risk that expected synergies and benefits of the merger will not be realized, uncertainty as to its working capital requirements over the next 12 to 24 months, its ability to successfully integrate the businesses of acquired companies, competitive and economic influences, as well as certain other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
PositiveID Corporation
Allison Tomek
(561) 805-8000